Exhibit 10.2

Schedule Prepared in Accordance with Instruction 2 to Item 601 of Regulation S-K

The 2012 Subordinated Secured Convertible Pay-In-Kind Notes due October 22, 2017 dated October 22, 2012 are substantially identical in all material respects except as to the noteholder and the principal amount.

Holder	Principal Amount
Richard Kiphart	$2,500,000
John Thomas Hurvis Revocable Trust	$2,500,000
Christopher Capps	$50,000
Nettlestone Enterprises Limited	$1,000,000

FORM OF 2012 SUBORDINATED SECURED CONVERTIBLE PAY-IN-KIND NOTE

DUE OCTOBER 22, 2017

NEITHER THIS CONVERTIBLE NOTE NOR THE SECURITIES INTO WHICH THIS CONVERTIBLE NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THIS CONVERTIBLE NOTE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

LIME ENERGY CO.

Issuance Date: October 22, 2012	Original Principal Amount: U.S. $

FOR VALUE RECEIVED, Lime Energy Co., a Delaware corporation (the “Company”), hereby promises to pay to [                        ] or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate as required by Section 2 hereof.  This 2012 Subordinated Secured Convertible Pay-In-Kind Note (including all 2012 Subordinated Secured Convertible Pay-In-Kind Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (as defined below) on the Closing Date (collectively, the “Notes” and such other Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 25.  Capitalized terms used but not defined herein shall have the meanings set forth in the Securities Purchase Agreement.

1.             PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest, if any.  The “Maturity Date” shall be October 22, 2017, as may be extended at the option of the Holder (i) in the event that, and for so long as, a Trigger Event (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in a Trigger Event, and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced.  Other than as specifically permitted by the Note, the Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest.

2.             INTEREST; INTEREST RATE.  During the term of this Note, Interest shall accrue on outstanding Principal at an interest rate equal to twelve and one-half percent (12.5%) per annum (the “Interest Rate”) commencing on the Issuance Date.  Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Any Interest that shall accrue hereunder shall be payable semi-annually in arrears on each June 30 and December 31 (each an “Interest Payment Due Date”), beginning on the first such date after the Issuance Date hereof, in cash or additional Notes in denominations (rounded if necessary to the nearest dollar, and on the other terms herein except for the principal amount and issuance date) of One Dollar ($1.00) and integral multiples thereof, in an aggregate principal amount equal to the amount of interest that would be payable on this Note, if such interest were paid in cash, at the option of the Company.  On each Interest Payment Due Date that the Company elects to pay in an additional Note instead of cash payment, the Company shall issue and deliver such additional Note to the Holder (and all other holders of Notes who must be similarly and proportionally paid Interest in cash or issued additional Notes) entitled to such payment of Interest or, upon notice to the Holder, in lieu of delivering physical additional Notes, the Company shall make a record on its books of the additional Notes so issued without delivering physical Notes to the Holder.  Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes.

3.             CONVERSION OF NOTES.  This Note shall be convertible by the Holder into shares of the Company’s Common Stock on the terms and conditions set forth in this Section 3.

(a)           Conversion Right.  Subject to the provisions of Section 3(e), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert, at the Holder’s sole option, any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock, at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any Person other than the converting Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

(b)           Forced Conversion.  The Company shall have the right to call all, but not less than all, of the Notes for conversion of all or a portion of the Principal and accrued and unpaid Interest at the Conversion Price (as defined below) if the Weighted Average Price for the Company’s Common Stock (i) during the period commencing on the Issuance Date and terminating on the first anniversary of the Issuance Date, is at least two hundred percent (200%) of the Conversion Price for at least 20 Trading Days during a 30 Trading Day period ending within 5 Trading Days prior to the Company sending a notice (the “Forced Conversion Notice”) of forced conversion and the date of such forced conversion (the “Forced Conversion Notice Date”) to the holders of the Notes (the “Measurement Period”), or (ii) during the period commencing on the day following the first anniversary of the Issuance Date and terminating on the Maturity Date, is at least one hundred seventy-five percent (175%) of the Conversion Price for at least 20 Trading Days during a 30-Trading Day Period ending within 5 Trading Days prior to the Company sending a Forced Conversion Notice of forced conversion and the Forced Conversion Notice Date to the holders of the Notes (also, the “Measurement Period”).  The date the Note shall be converted pursuant to this provision shall be within thirty (30) days after the Forced Conversion Notice Date specified in the Forced Conversion Notice sent to the holders of the Notes.

(c)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the then applicable Conversion Price (the “Conversion Rate”).

(i)            “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, with respect to which this determination is being made, and (B) accrued and unpaid Interest with respect to such Principal, if any.

(ii)           “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, an amount equal to $0.7325, subject to adjustment as provided herein.(1)

(d)           Mechanics of Conversion.

(i)            Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) surrender this Note to a reputable common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 15(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.  In the event of a partial conversion of this Note pursuant hereto, the principal amount converted shall be deducted from the outstanding Principal for purposes of calculating interest payments due on the Note pursuant to Section 2.

(ii)           Delivery of Certificates. On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”) or request for removal of restrictive legends on the shares of Common Stock issuable in connection therewith, the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (x) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

(iii)          Registration; Book-Entry.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and accrued and unpaid Interest hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a satisfactory request to assign or sell all or part of any Registered Note by a Holder and the physical surrender of this Note to the Company, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 15.

(1)  The per-share Conversion Price will be equal to the sum of (a) the consolidated closing bid price per share of Company Common Stock immediately preceding the entering into of this Agreement and (b) $0.0625.

(iv)          Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 20.

(e)           Limitations on Conversions.  The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, and no Purchaser shall be entitled to receive any shares of Common Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Notes and exercise of the Warrants or otherwise without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.  Until such approval or written opinion is obtained, no Purchaser shall be issued in the aggregate, upon conversion of any Notes or exercise of any Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total number of shares of Common Stock underlying the Notes and Warrants issued to such Purchaser pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate number of shares of Common Stock underlying all the outstanding Notes and Warrants (with respect to each Purchaser, the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes or Warrants, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any holder of Notes or Warrants shall convert all of such holder’s Notes and exercise all of such holder’s Warrants for a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of the Notes on a pro rata basis in proportion to the total number of shares of Common Stock underlying the Notes then held by each such holder.

4.             RIGHTS UPON TRIGGER EVENT.

(a)           Trigger Event.  Each of the following events shall constitute a “Trigger Event”:

(i)            at any time following the sixtieth (60th) day that the Company fails to have a sufficient number of authorized shares of Common Stock available to satisfy its obligations for issuance upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion);

(ii)           the Company’s failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments), Interest or other amounts when and as due under this Note, except, in the case of a failure to pay any Interest when and as due, in which case only if such failure continues for a period of at least fifteen (15) Business Days;

(iii)          the Company, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or (C) orders the liquidation of the Company;

(v)           the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, and such breach constitutes, individually or in the aggregate, a Material Adverse Effect; provided, however, that in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least twenty (20) consecutive Business Days;

(b)           Redemption Right.  Upon the occurrence of a Trigger Event with respect to this Note or any Other Note, the Company shall within three (3) Business Days deliver written notice thereof via facsimile or e-mail and overnight courier (a “Trigger Event Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of a Trigger Event Notice and the Holder becoming aware of a Trigger Event, the Holder, at its option, may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Trigger Event Redemption Notice”) to the Company, which Trigger Event Redemption Notice shall indicate the portion of this Note the Holder is electing to have redeemed.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at an amount equal to any accrued and unpaid and Interest, plus the Conversion Amount to be redeemed multiplied by the Redemption Premium (the “Trigger Event Redemption Price”).  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 9.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Triggering Event Redemption Price due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

5.             RIGHTS UPON CHANGE OF CONTROL.  If at the time known to the Company, no sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but in any event not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning on the date of the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the consummation of such Change of Control, the Holder, at its option,  may require the Company to redeem all or any portion of this Note after receipt by the Company of such notice and promptly after (or upon, in the case of such notice delivered prior to the Change of Control) consummation of the Change of Control by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to have redeemed.  The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash for an amount equal to any accrued and unpaid Interest, plus the product of the Conversion Amount to be redeemed multiplied by the Change of Control Premium (the “Change of Control Redemption Price”).  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 9 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(B) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 5(B) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

6.             RIGHTS UPON OTHER CORPORATE EVENTS.

In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, if applicable, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7.             ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK.  If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

8.             RESERVATION OF AUTHORIZED SHARES.

(a)           Reservation.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any

Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)           Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

9.             HOLDER’S REDEMPTIONS.

(a)           The Company shall deliver the applicable Trigger Event Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Trigger Event Redemption Notice.  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder within five (5) Business Days after the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 15(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid.  Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 15(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided.

(b)           Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than three (3) Business Days of its receipt thereof, forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all Principal, Interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

10.          VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by Delaware law and as expressly provided in this Note.

11.          COVENANTS.

(a)           Rank and Subordination.  All payments due under this Note (i) shall rank pari passu with all of the Notes, (ii) shall rank senior to all other unsecured indebtedness of the Company incurred on or after the date of this Note, and (iii) shall rank junior in right of payment and otherwise subordinate to all Senior Debt and all rights in respect of the Senior Debt loan documents.  The Holder promptly shall execute and deliver all documents reasonably required by the holders of Senior Debt to evidence such subordination.  The term “Senior Debt” means the following: (i) any and all commercial loans or other credit facilities that are or will be secured by all or substantially all of the assets of the Company and that shall have been approved by the Company’s Board of Directors as senior in rank to the Notes and the Other Notes, and (ii) any and all obligations to the issuers of surety bonds and performance bonds for which the Company or any of its Subsidiaries is the principal obligor.

(b)           Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any unsecured commercial loans or other credit facilities (other than Senior Debt),  whether by way of payment in respect of principal of (or premium, if any) or interest, if at the time such payment is due or is otherwise made or after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, a Trigger Event has occurred and is continuing.

(c)           Restriction on Redemption and Cash Dividends.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders.

12.          PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made generally to all the holders of Common Stock to the same extent as if the Holder had so converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.  Notwithstanding any provision of this Section 12 to the contrary, in the event that the Forced Conversion Notice shall have been given to the Holder in accordance with Section 3(b), then this Section 12 shall not apply, because this Note shall be deemed to have been converted into shares of Common Stock pursuant to Section 3(b).

13.          VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  In addition to the written consent of the Company, the affirmative vote of the Required Holders at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.  No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes, unless the same consideration also is offered to all of the holders of Notes.

14.          TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject to the restrictive legends on this Note and the provisions of Section [2(f)] of the Securities Purchase Agreement.

15.          REISSUANCE OF THIS NOTE.

(a)           Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 15(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 15(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(d)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 15(d)) representing the outstanding Principal.

(c)           Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 15(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 15(a) or Section 15(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, if any, from the Issuance Date.

16.          REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief) and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, specifically including but not limited to the Company’s failure to adjust the Conversion Price as required hereunder, the Holder shall be entitled, upon posting a bond and demonstrating economic loss, in addition to all other available remedies, to an injunction restraining any breach.

17.          PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

18.          CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

19.          FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

20.          DISPUTE RESOLUTION.  In the case of notice from the Holder of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or any Redemption Price, the Company shall submit to the Holder its determinations or arithmetic calculations via facsimile or electronic mail within five (5) Business Days of receipt of such notice from the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within five (5) Business Days of the expiration of the foregoing initial 5 Business Days, then the Company shall, within five (5) Business Days thereafter submit via facsimile or electronic mail (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank (which is ranked in the top 20 investment banks nationally, by revenue) selected by the Company and approved by the Holder, or (b) the disputed arithmetic calculation of the Conversion Rate or any Redemption Price to the Company’s independent, outside accountant (which is ranked in the top 20 accounting firms nationally, by revenue).  The Company, at the Company’s expense, shall cause the investment bank, or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s, or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  The procedures required by this Section 20 are collectively referred to herein as the “Dispute Resolution Procedures.”

21.          NOTICES AND PAYMENTS.

(a)           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Purchasers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

22.          CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

23.          WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

24.          GOVERNING LAW, JURISDICTION AND SEVERABILITY.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Illinois for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

25.          CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Approved Stock Plan” means any employee benefit plan which has been or hereafter is approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)           “Change of Control” means that the Company, directly or indirectly, in one or more related transactions, (i) consolidates or merges with or into (where the Company is not the surviving corporation) another Person or Persons, or (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company to another Person, or (iii) allows another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, provided that the term “Change of Control” excludes any transaction or related transactions in which the Holder or any other holder of Notes participates as “another Person” or “person” or “group” as those terms are used in this definition.

(e)           “Change of Control Premium” means (i) 130% from the Issuance Date through the second anniversary of the Issuance Date, (ii) 120% after the second anniversary of the Issuance Date through the fourth anniversary of the Issuance Date and (iii) 100% thereafter.

(f)            “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 20.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g)           “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(h)           “Convertible Notes” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange thereof or replacement thereof.

(i)            “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(j)            “Eligible Market” means the New York Stock Exchange, LLC, the NYSE Mkt LLC, The NASDAQ Stock Market LLC, or the OTC Bulletin Board.

(k)           “GAAP” means United States generally accepted accounting principles, consistently applied.

(l)            “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities, other than those issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans of the Company and is Subsidiaries and which are exercisable at a price not less than the closing price of the Company’s Common Stock as reported on the Trading Day immediately preceding the date of grant.

(m)          “Person” means an individual or legal entity, including but not limited to a corporation, a limited liability company, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

(n)           “Principal Market” means The NASDAQ Stock Market LLC.

(o)           “Redemption Notices” means, collectively, the Trigger Event Redemption Notices and the Change of Control Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(p)           “Redemption Premium” means (i) in the case of the Trigger Events described in Section 4(a)(i), (ii) and (v), 130% during the first twenty-four months that this Note is outstanding and 120% thereafter or (ii) in the case of the Trigger Events described in Section 4(a)(iii) and (iv), 100%.

(q)           “Redemption Prices” means, collectively, the Trigger Event Redemption Price and the Change of Control Redemption Price, each of the foregoing, individually, a “Redemption Price”.

(r)            “Required Holders” means, in the event that there remains fifteen percent (15%) or more of the original dollar amount of the Notes issued still outstanding, holders of Notes representing at least fifty percent (50%) of the aggregate principal amount of the Notes then outstanding; provided, however that with respect to any change or amendment that may reduce the amount of principal interest owned on the Notes (which reduction, if any, must be made pro rata to all Notes) or extend the payment date of any principal in connection with the Notes shall require the consent of at least 80% of the then-outstanding principal amount of the Notes.

(s)            “SEC” means the United States Securities and Exchange Commission.

(t)            “Securities Purchase Agreement” means that certain Convertible Note and Warrant Purchase Agreement dated as of October 22, 2012, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Convertible Notes and the Warrants.

(u)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock,

then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(v)           “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(w)          “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(x)           Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc.  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this 2012 Subordinated Secured Convertible Pay-In-Kind Note to be duly executed as of the Issuance Date set out above.

LIME ENERGY CO.

By:
Name:	John O’Rourke
Title:	Chief Executive Officer

SIGNATURE PAGE

EXHIBIT I

LIME ENERGY CO.

CONVERSION NOTICE

Reference is made to the 2012 Subordinated Secured Convertible Pay-In-Kind Note (the “Convertible Note”) issued to the undersigned by LIME ENERGY CO. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs its transfer agent to issue the above-indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [                                         ] from the Company and acknowledged and agreed to by                                                             .

LIME ENERGY CO.

By:
Name:
Title: